INDEMNIFICATION AGREEMENT


     INDEMNIFICATION AGREEMENT between The Diana Corporation, a
Delaware corporation (the "Company"), and ________________, an officer and/or director of the Company (the "Indemnitee"), dated as of November __, 1996.

     WHEREAS, the Indemnitee has served, is serving or may serve as an officer or director of the Company; and

     WHEREAS, the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Bylaws of the Company provide for certain indemnification of the officers and directors of the Company.

     NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to the covenants set forth herein for the purpose of further securing to the Indemnitee the indemnification provided by the Certificate of Incorporation and the Bylaws:

     Section 1. In the event that the Indemnitee was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that the Indemnitee or a person of whom the Indemnitee is the legal representative is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such actual or threatened proceeding is alleged action in any official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, the Indemnitee shall be indemnified and held harmless by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware (the "GCL") as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection therewith and such indemnification shall continue as to the Indemnitee if the Indemnitee ceases to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors

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and administrators; provided, however, that except as provided in
Section 2 of this Agreement with respect to proceedings seeking to enforce rights to indemnification, the Company shall indemnify the Indemnitee in connection with a proceeding (or part thereof) initiated by the Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company.

     Section 2. If a claim under Section 1 of this Agreement is not paid in full by the Company within thirty days after a written claim has been received by the Company, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any actual or threatened proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the Indemnitee has not met the standards of conduct which make it permissible under the GCL for the Company to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel or stockholders) that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.

     Section 3. Following any "change in control" of the Company of the type required to be reported under Item 1 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, any determination as to entitlement to indemnification shall be made by independent legal counsel selected by the Indemnitee, which such independent legal counsel shall be retained by the Board of Directors on behalf of the Company.

     Section 4. The right to indemnification and the payment of expenses incurred in defending any actual or threatened proceeding in advance of its final disposition conferred in this Agreement shall not be exclusive of any other right which the Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

     Section 5. The Company shall maintain in full force and effect for a period of at least six years following the date of this Agreement, fiduciary liability and

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directors and officers liability insurance policies in an amount not less than $10,000,000 (or, if such amount is not reasonably available, such other lower amount as is available to the Company on reasonable terms) covering the Company, any Company subsidiary or any of such parties' current or former directors, officers, employees or agents, which will include coverage of Indemnitee for all actions previously taken or to be taken in connection with his services to the Company and its subsidiaries. In the event that the Company maintains insurance, whether pursuant to the foregoing provision or otherwise, to protect itself and any director or officer of the Company against any expenses, liability or loss, such insurance shall cover the Indemnitee to at least the same extent as any other director or officer of the Company.

     Section 6. The right to indemnification conferred by this Agreement shall include the right to be paid by the Company the expenses incurred in defending any actual or threatened proceeding in advance of its final disposition; provided, however, that if the GCL requires, the payment of such expenses incurred by the Indemnitee in the Indemnitee's capacity as a director or officer (and not in any other capacity in which service was or is rendered by the Indemnitees while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of any actual or threatened proceeding, shall be made only upon delivery to the Company of an undertaking by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Agreement or otherwise.

     IN WITNESS WHEREOF, the Company and the Indemnitee have executed this Indemnification Agreement in duplicate on the day and year first above written.

                                   THE DIANA CORPORATION

                                   By:  /s/ Richard Y. Fisher
                                            President


                                   /s/ ___________________________
                                   Signature of Officer or Director



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